Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (the “Amendment”) dated this 14th day of February, 2017 (the “Effective Date”) is made by and between ONE CANAL PARK MASSACHUSETTS, LLC, a Delaware limited liability company (the “Landlord”), and HUBSPOT, INC., a Delaware corporation (the “Tenant”).

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated October 7, 2016 (the “Lease”) whereby Tenant leases from Landlord certain premises consisting of approximately: (i) 16,750 rentable square feet on the second (2nd) floor (“Premises A”); and (ii) approximately 8,562 rentable square feet on the second (2nd) floor (“Premises B”) (collectively, Premises A and Premises B shall be known as the “Premises”) in the building located at One Canal Park, Cambridge, Massachusetts (the “Building”);

B.WHEREAS, the Expiration Date with respect to the Term of the Lease is scheduled to expire on January 31, 2026 (the “Expiration Date”); and

C.WHEREAS, Landlord has agreed to lease additional space to Tenant pursuant to Tenant’s exercise of its right of first offer under Section 30.17 of the Lease and consisting of: (i) approximately 9,022 rentable square feet on fourth (4th) floor of the Building (“Premises C”); and (ii) approximately 21,052 rentable square feet on the fourth (4th) floor of the Building (“Premises D”) substantially shown on the floor plan attached hereto as Exhibit “A” (the on the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Recitals.  The recitals set forth above are incorporated herein and made a part of this Amendment as if set forth herein in full.

2.Capitalized Terms.  All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the definitions set forth in this Amendment shall control.

3.Term for Premises C.  Landlord demises to Tenant, and Tenant takes from Landlord, the Premises C upon and subject to the provisions of the Lease, as amended by this Amendment.   Subject to the terms and conditions set forth herein, the Term of the Lease with respect to

Premises C shall commence on the later date to occur of (the “Premises C Commencement Date”):  (i) March 1, 2017, and (ii) date Landlord delivers possession of Premises C to Tenant vacant, broom clean, free of tenants, occupants, property and debris, in compliance with all applicable Laws and free of all Hazardous Materials that are required to be removed, remediated, or encapsulated pursuant to applicable Environmental Laws and shall expire on the Expiration Date under the Lease.  Except as otherwise expressly provided herein, Tenant’s lease of the Premises C shall be on all of the terms and conditions of the Lease, and the Term of the Lease with respect to the Premises C shall be coterminous with the Term of the Lease for the Premises, as the same may be earlier terminated or extended as provided in the Lease.   For purposes of this Amendment, the “Estimated Commencement Date” for Premises C is March 1, 2017 and Premises C shall be deemed a “Portion of the Premises” under the Lease.  Once the Premises C Commencement Date has occurred, Landlord and Tenant shall execute an agreement, in a form similar to that which is attached as Exhibit 5 to the Lease in order to confirm the Premises C Commencement Date and the schedule with respect to Yearly Rent for Premises C.

4.Term for Premises D.  Landlord demises to Tenant, and Tenant takes from Landlord, the Premises D upon and subject to the provisions of the Lease, as amended by this Amendment.   Subject to the terms and conditions set forth herein, the Term of the Lease with respect to the Premises D shall commence on the later date to occur of (the “Premises D Commencement Date”):  (i) August 1, 2020, and (ii) date Landlord delivers possession of Premises D to Tenant vacant, broom clean, free of tenants, occupants, property and debris, in compliance with all applicable Laws and free of all Hazardous Materials that are required to be removed, remediated, or encapsulated pursuant to applicable Environmental Laws and shall expire on the Expiration Date under the Lease.  Except as otherwise expressly provided herein, Tenant’s lease of the Premises D shall be on all of the terms and conditions of the Lease, and the Term of the Lease with respect to the Premises D shall be coterminous with the Term of the Lease for the Premises, as the same may be earlier terminated or extended as provided in the Lease.  For purposes of this Amendment, the “Estimated Commencement Date” for Premises D is August 1, 2020 and Premises D shall be deemed a “Portion of the Premises” under the Lease.  Once the Premises D Commencement Date has occurred, Landlord and Tenant shall execute an agreement, in a form similar to that which is attached as Exhibit 5 to the Lease in order to confirm the Premises D Commencement Date and the schedule with respect to Yearly Rent for Premises D.

5.Yearly Rent for Premises C. Effective as of the Premises C Rent Commencement Date (as hereinafter defined), Tenant shall pay Yearly Rent with respect to the Premises C in accordance with the following schedule and in accordance with all other terms and conditions applicable to the payment of Yearly Rent under the Lease:

Term for Premises C	Yearly Rent	Monthly Payment	Per Rentable Square Foot of Premises D

From the Premises C Commencement Date through the day immediately preceding the Premises C Rent Commencement Date	$0	$0	$0
From the Premises C Rent Commencement Date through the expiration of the First Expansion Premises Rent Year	$640,562.00	$53,380.17	$71.00
Second Expansion Premises Rent Year	$649,584.00	$54,132.00	$72.00
Third Expansion Premises Rent Year	$658,606.00	$54,883.83	$73.00
Fourth Expansion Premises Rent Year	$667,628.00	$55,635.67	$74.00
Fifth Expansion Premises Rent Year	$676,650.00	$56,387.50	$75.00
Sixth Expansion Premises Rent Year	$685,672.00	$57,139.33	$76.00
Seventh Expansion Premises Rent Year	$694,694.00	$57,891.17	$77.00
Eighth Expansion Premises Rent Year	$703,716.00	$58,643.00	$78.00
From the commencement of the Ninth Expansion Premises Rent Year through January 31, 2026	$712,738.00	$59,394.83	$79.00

Tenant shall have no obligation to pay Yearly Rent for Premises C for the period commencing as of the Premises C Commencement Date and expiring on the date that is one (1) month following the Premises C Commencement Date (the “Premises C Rent Abatement Period”).   The “Premises C Rent Commencement Date” shall be the day immediately following the expiration of the Premises C Rent Abatement Period.

For purposes of the Lease, the term “Expansion Premises Rent Year” shall mean a twelve-month period beginning on the Premises C Commencement Date or any anniversary of the Premises C Commencement Date, except that if the Premises C Commencement Date does not fall on the first day of a calendar month, then the first Expansion Premises Rent Year shall begin on the Premises C Commencement Date and end on the last day of the month containing the first anniversary of the Premises C Commencement Date, and each succeeding Expansion Premises Rent Year shall begin on the day following the last day of the prior Expansion Premises Rent Year.

6.Yearly Rent for Premises D. Effective as of the Premises D Rent Commencement Date (as hereinafter defined), Tenant shall pay Yearly Rent with respect to the Premises D in accordance with the following schedule and in accordance with all other terms and conditions applicable to the payment of Yearly Rent under the Lease:

Term for Premises D	Yearly Rent	Monthly Payment	Per Rentable Square Foot of Premises D
From the Premises D Commencement Date through the day immediately preceding the Premises D Rent Commencement Date	$0	$0	$0
From the Premises D Rent Commencement Date through the expiration of the Fourth Expansion Premises Rent Year	$1,557,848.00	$129,820.667	$74.00
Fifth Expansion Premises Rent Year	$1,578,900.00	$131,575.00	$75.00
Sixth Expansion Premises Rent Year	$1,599,952.00	$133,329.33	$76.00
Seventh Expansion Premises Rent Year	$1,621,004.00	$135,083.67	$77.00
Eighth Expansion Premises Rent Year	$1,642,056.00	$136,838.00	$78.00
From the commencement of the Ninth Expansion Premises Rent Year through January 31, 2026	$1,663,108.00	$138,592.33	$79.00

Tenant shall have no obligation to pay Yearly Rent for Premises D for the period commencing as of the Premises D Commencement Date and expiring on the date that is three (3) months following the Premises D Commencement Date (the “Premises D Rent Abatement Period”).  The “Premises D Rent Commencement Date” shall be the day immediately following the expiration of the Premises D Rent Abatement Period.

7.Tax Excess for Premises C. The Tax Base with respect Premises C shall be the actual amount of Taxes for the fiscal year 2018 (i.e., July 1, 2017, through June 30, 2018). From and after July 1, 2018, Tenant shall pay to Landlord Tenant’s Premises C Proportionate Share (as hereinafter defined) of the amount by which Taxes in any Tax Period exceed the Tax Base with respect to the Premises C, with such excess payable in accordance with the terms and conditions of the Lease. “Tenant’s Premises C Proportionate Share” shall be 8.89%.

8.Operating Excess for Premises C. The Operating Costs in the Base Year with respect to Premises C shall be the actual amount of Operating Costs for the calendar year 2017. From and after January 1, 2018, Tenant shall pay to Landlord Tenant’s Premises C Proportionate Share of the amount by which Operating Costs in any Operating Year exceed the Operating Costs in the Base Year with respect to Premises C, with such excess payable in accordance with the terms and conditions of the Lease.

9.Tax Excess for Premises D. The Tax Base with respect to the Premises D shall be the actual amount of Taxes for the fiscal year 2020 (i.e., July 1, 2019, through June 30, 2020). From and after July 1, 2020, Tenant shall pay to Landlord Tenant’s Premises D Proportionate Share (as hereinafter defined) of the amount by which Taxes in any Tax Period exceed the Tax Base with respect to the Premises D, with such excess payable in accordance with the terms and conditions of the Lease. “Tenant’s Premises D Proportionate Share” shall be 20.75%.

10.Operating Excess for Premises D. The Operating Costs in the Base Year with respect to Premises D shall be the actual amount of Operating Costs for the calendar year 2020. Tenant shall pay to Landlord Tenant’s Premises D Proportionate Share of the amount by which Operating Costs in any Operating Year exceed Operating Costs in the Base Year with respect to Premises D, with such excess payable in accordance with the terms and conditions of the Lease.

11.Amendment to Parking.  Effective as of the Premises C Commencement Date, Tenant shall have the right to five (5) additional Parking Passes, and effective as of the Premises D Commencement Date, Tenant shall have the right to ten (10) additional Parking Passes under the Lease. The additional Parking Passes shall be subject to all of the terms and conditions of Section 30.12 of the Lease. Landlord’s representation set forth in Section 30.12 of the Lease shall be deemed restated by Landlord as of each of the Premises C Commencement Date and the Premises D Commencement Date.

12.Condition of Premises C and Premises D. Except for the Landlord’s obligation to: (a) deliver Premises C to Tenant lawfully demised and with egress that is compliant with applicable law; (b) Landlord’s obligation to deliver Premises C and Premises D in accordance with Sections 4.1 and 4.2 of the Lease; and (c) provide the Improvement Allowance as more particularly described on Exhibit B, Landlord shall not be obligated to make any improvements or contribute any allowances and Tenant shall take occupancy of the Premises C and Premises D in their “as-is” condition as of the date of this Amendment.   Notwithstanding the foregoing, (i) Landlord’s representation set forth in Section 2.2 of the Lease shall apply with respect to Premises C as of the Premises C Commencement Date and with respect to Premises D as of the Premises D Commencement Date, (ii) Section 3.1(c) of the Lease shall apply to Premises C and Premises D, and (iii) Section 3.1(d) shall apply to Premises C and Premises D.  In addition, Landlord shall deliver Premises D to Tenant in the same condition as Premises D is in as of the date of this Amendment, normal wear and tear (exclusive of physical damage) only excepted and in no event shall there be any alterations or changes performed to Premises D after the date of this Amendment without Tenant’s prior written consent, in Tenant’s sole discretion.

13.Tenant’s Extension Option and Right of First Offer.  For purposes of confirmation herein, Tenant’s Extension Option under Section 30.16 (Tenant’s Option to Extend the Term of the Lease) shall be applicable to Premises C and Premises D.  Reference is hereby made to Tenant’s Extension Option in Section 30.16 and Tenant’s Right of First Offer in Section 30.17 (Tenant’s Right of First Offer) and Landlord and Tenant agree that, notwithstanding the terms and conditions of the Extension Option or the Right of First Offer, Tenant shall be permitted to sublease all or any portion of Premises without being subject to the 25% cap on subletting in Section 30.16 and Section 30.17 and without forfeiting its rights under the Extension Option or the Right of First Offer so long as such subleases are entered into prior to December 31, 2020 and the terms of the subleases do not extend beyond January 31, 2023 (the foregoing, an “Exempt Sublease”). In addition, clause (iv) set forth in the first paragraph of Section 17 (e.g. RFO Premises must be for the exclusive use of Tenant) shall not apply prior to December 31, 2020.

The “RFO Premises” as defined in Section 30.17(a) of the Lease is hereby amended to exclude any rentable space on the first (1st) floor of the Building but only if Landlord is offering such first (1st) floor space to lease for retail purposes only and not for office purposes. For purposes of the Lease, the only superior rights to which Tenant’s Right of First Offer will be subject pursuant to Section 30.17(a) are the prior rights expressly existing as of the Execution Date and identified on Exhibit C attached hereto.

14.Landlord’s Recapture Rights. Notwithstanding the terms and conditions to the contrary set forth in Section 17 of the Lease,  Tenant shall not be required to give Landlord a “Recapture Offer” when offering or advertising a sublease under the Lease for an Exempt Sublease and Landlord’s recapture right under Section 17 shall also not apply to any sublease (and Tenant shall not be required to give Landlord a “Recapture Offer” with respect to any sublease) with a term that expires prior to January 31, 2023.   In addition, for purposes of Section 17 of the Lease, Simon Kucher, an existing tenant in the Building, shall not be deemed to be a Restricted Occupant with respect to any Exempt Sublease.

15.Letter of Credit.   Exhibit 1, Lease Data is hereby amended to delete Article 8 therefrom and insert the following in place thereof:

“$984,187.50

Notwithstanding the foregoing, a Letter of Credit in the amount of $284,749.71 with respect to Premises A shall be delivered on or before the Commencement Date with respect to Premises A. The Letter of Credit shall be amended or replaced so as to increase the amount to $444,890.2 on or before the Premises C Commencement Date. The Letter of Credit shall be amended or replaced so as to increase the amount to $594,725.50 on or before the Commencement Date with respect to Premises B. The Letter of Credit shall be amended or replaced so as to increase the amount to $984,187.50 on or before the Premises D Commencement Date.”

16.Miscellaneous.  Exhibit 1, Lease Data, Article 6 (Yearly Rent) contains a rent chart for the Yearly Rent for Premises B and is hereby amended to correct an error in the first column of the first row following the column headings row to read as follows:  “If applicable, from the Rent Commencement Date for Premises B through the expiration of the Second Lease Year.”

17.Brokers. Tenant represents to Landlord that Tenant has not dealt with any broker in connection with this Amendment other than CBRE/New England representing Landlord exclusively (“Landlord’s Broker”), and T3 Advisors, LLC, representing Tenant exclusively (“Tenant’s Broker”), and warrants that no other broker is or may be entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Amendment other than Landlord’s Broker and Tenant’s Broker. Landlord represents and warrants that, in connection with the execution and delivery of the Lease, it has not directly or indirectly dealt with any broker other than the Landlord’s Broker and the Tenant’s Broker.  Landlord agrees to defend, exonerate and save harmless Tenant and anyone claiming by, through, or under Tenant against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Landlord shall pay any commissions due to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord, Landlord’s Broker.

18.Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

19.Confirmation of Lease.   Except as amended by this Amendment, all terms and provisions of the Lease shall remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the Effective Date.

LANDLORD:

ONE CANAL PARK MASSACHUSETTS, LLC

a Delaware limited liability company

By:  Bay State REIT, LLC

a Delaware limited liability company, its Manager

By:  U.S. Real Estate Investment Fund REIT, Inc.

a Delaware corporation, its Manager

By:/s/ Thomas Taranto

Name:  Thomas Taranto

Title:   Vice President

TENANT:

HUBSPOT, INC.

a Delaware corporation

By:/s/ John Kelleher

Name: John Kelleher

Title: General Counsel

EXHIBIT “A”

PREMISES C

AND

PREMISES D

EXHIBIT “B”

IMPROVEMENT Allowance

1.Landlord shall, in the manner set forth in Section 5.2(b) of the Lease, provide to Tenant a tenant improvement allowance of up to $5.00 per rentable square foot of the  Premises C and Premises D per annum (the “Improvement Allowance”) provided, however, the Improvement Allowance with respect to Premises D shall be prorated and reduced to reflect the number of months remaining in the Term for Premises D following the Premises D Rent Commencement Date.  The Improvement Allowance shall be used by Tenant to pay for the hard and soft costs to construct certain improvements with respect to the Premises C and Premises D (“Tenant’s Improvements”). By way of example, if the Premises C Rent Commencement Date occurs on April 1, 2017, the Improvement Allowance with respect to Premises C would be $398,471.70 and, if the Premises D Rent Commencement Date occurs on November 1, 2020, the Improvement Allowance with respect to Premises D would be $552,615.00.

2.Landlord agrees that Tenant may apply the Improvement Allowance towards hard construction costs, soft costs (such as permitting, architectural and engineering fees), voice and data wiring and cabling costs, and furniture, fixtures and equipment expenses subject to and in accordance with the same terms and conditions set forth in Sections 5.2(b) and 5.2(c) of the Lease.

3.Tenant acknowledges that all costs for Tenant’s Improvements in excess of the Improvement Allowance shall be at the sole cost and expense of the Tenant.

4.All Tenant Improvements shall: (a) be subject to the same terms and conditions set forth in Section 5 of the Lease applicable to the Tenant’s Work, provided, however, in no event shall Tenant be required to post any lien bonds or surety payment and performance bonds with respect to the Tenant Improvements; (b) based on plans and specifications previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (c) performed in a good and workmanlike manner by contractors previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and (d) be in compliance with all applicable laws and regulations.

5.Landlord shall disburse the Improvement Allowance to Tenant on a periodic basis (but no more than once per month) in accordance with the terms and conditions of Section 5.2 of the Lease applicable to the Landlord’s Contribution.

6.Tenant must request disbursement of the Improvement Allowance on or before January 31, 2022, the failing of which shall cause Tenant to forfeit any portion of the Improvement Allowance not requisitioned by Tenant as of such date. Tenant shall not be permitted to apply any unused Improvement Allowance toward Rent or other amounts due under the Lease.

7.   If Landlord fails timely to pay any portion of Landlord’s Contribution or the Improvement Allowance when properly due and as to which Tenant has satisfied the requisition conditions, and such failure shall continue for thirty (30) days after written notice from Tenant to Landlord, then Tenant, provided no monetary or material non-monetary Event of Default of Tenant has occurred and is continuing, may deliver a second notice to Landlord, which notice shall specify the Requisition that has not been timely paid, the date upon which it was sent to Landlord, and if Landlord fails to disburse the amount expressly referenced in such notice within five (5) business days, then Tenant shall have the right to have such unpaid amount credited against the next installment(s) of Yearly Rent thereafter due under this Lease, until such sums due Tenant have been fully paid by Landlord or fully credited and accounted for.